EXHIBIT 99.1

August 14, 2007

The Board of Directors of The Topps Company, Inc.

One Whitehall Street

New York, New York  10004

To the Board of Directors of The Topps Company:

Reference is herein made to that certain agreement and plan of merger, dated March 5, 2007, by and among The Topps Company, Inc., Tornante-MDP Joe Holding LLC and Tornante-MDP Joe Acquisition Corp. (the “Merger Agreement”).  All capitalized but undefined terms used herein have the meanings assigned to them in the Merger Agreement.

We hereby request, pursuant to Section 6.2(f) of the Merger Agreement, that the board of directors of the Company expressly publicly reaffirms, no later than August 21, 2007, its Company Recommendation that (i) the Merger and Voting Agreements are fair to and in the best interests of the Company and its stockholders, (ii) the board of directors of the Company has adopted and declares advisable the Merger Agreement, the Voting Agreements and the Merger and the other transactions contemplated in the Merger Agreement and (iii) the board of directors of the Company recommends approval of the Merger Agreement to the Company’s shareholders.

Sincerely,

TORNANTE-MDP JOE HOLDING LLC

A Delaware limited liability company

By:  The Tornante Company LLC,

A Delaware limited liability company

Its Operating Member

By:

/s/ Michael D. Eisner

Name:  Michael D. Eisner

Title:  Sole Member

cc:

Andrew Gasper, General Counsel, The Topps Company, Inc.

Stephen Gartner; William Gump, Willkie Farr & Gallagher LLP